EXHIBIT 10.2

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Second Amendment”) is entered into on March 29, 2007 by and between Live Nation Worldwide, Inc. (formerly known as SFX Entertainment, Inc.), a Delaware corporation (the “Company”), and Alan Ridgeway (the “Employee”).

WHEREAS, the parties have entered into that certain Employment Agreement dated effective as of March 13, 2006 and that certain First Amendment to Employment Agreement dated effective as of August 8, 2006 (collectively, the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s term of employment starts on the Effective Date of this Agreement and ends on the close of business on December 31, 2009 (the “Employment Period” or “Term of Employment”). Beginning on January 1, 2010 and continuing for so long thereafter as the Employee is employed hereunder, the Employment Period shall be automatically extended day to day so that there will always be exactly one (1) year remaining in the Employment Period, unless either party terminates this Agreement in accordance with Section 7 below.”

2. The first sentence of Section 3(b) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Effective January 1, 2007, the Company will pay the Employee an annual base salary of $465,000.00.”

3. The parties acknowledge that the Original Agreement included a typographical error which labeled two separate sections as Section 3(c). For purposes of this Second Amendment, those two sections will be referred to as the “First Section 3(c)” and the “Second Section 3(c)”.

4. The First Section 3(c) of the Original Agreement is hereby deleted in its entirety.

5. The first sentence of the Second Section 3(c) of the Original Agreement is hereby amended and restated in its entirety to read as follows, and the second sentence of Second Section 3(c) of the Original Agreement is deleted in its entirety:

“The Employee will be eligible for an annual performance bonus based upon the achievement of (i) financial targets by the Company and/or any divisions and/or business units thereof, and/or (ii) personal goals and objectives related to the individual performance of the Employee, in each case as set and determined in writing by the Chief Executive Officer for each calendar year.”

6. The first sentence of Section 7(c) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Company may terminate the Employee’s employment with the Company for any reason at any time after December 31, 2009.”

7. The first sentence of Section 7(e) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee may provide notice at any time after December 31, 2009 of his intent to terminate his employment with the Company without cause.”

8. Section 8(d) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“Termination By The Company Without Cause or Termination by Employee for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause, or by Employee for Good Reason, the Company will, within 90 days, pay in a lump sum amount to the Employee his accrued and unpaid Base Salary, prorated bonus(es), if any (See Section 3(c)(iii) and Exhibit A), unreimbursed expenses, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, in lieu of a termination of employment, Employee has the option of continuing employment by electing, within ten (10) days from notice by Company, to become a part-time consultant to Company in exchange for (i) severance pay, (ii) payment of reasonable expenses for repatriation of Employee and his dependants to the United Kingdom (“Repatriation Expenses”), and (iii) costs for any penalties due for early termination of housing and automobile leases (“Lease Expenses”). In that event, Company will pay Employee the Employee’s Base Salary (“Severance Pay”) as set forth in Section 3(b) for the greater of (a) the remainder of the Employment Period or (b) twelve (12) months, in either case in periodic payments in accordance with ordinary payroll practices and deductions, Repatriation Expenses, and Lease Expenses, provided that Employee: (i) will serve as an exclusive part-time consultant for a period of twelve (12) months (the “Consulting Period”); (ii) agrees not to compete with Employer, directly or indirectly, during the Consulting Period in accordance with Section 2(b); and (iii) agrees to and signs a general release of claims in a form and manner satisfactory to the Company. If Employee makes the foregoing election, Employee may subsequently opt out of the consulting arrangement and noncompete, and waive any right to further severance payments, by giving Company at least 60 days’ written notice. In the event that Employee is re-hired and employed by the Company in any capacity prior to the conclusion of the severance payout, Employee’s entitlement to receive severance pay will immediately end and no severance payments will be made after the date of re-employment.

9. Exhibit A of the Original Agreement is hereby deleted in its entirety.

10. On February 16, 2007, the Employee was granted (i) options to purchase 50,000 shares of Live Nation, Inc. common stock vesting in four equal annual installments on the first, second, third and fourth anniversaries of the grant date and (ii) 12,500 shares of Live Nation, Inc. restricted stock vesting 25% if certain performance goals for fiscal year 2007 are met by the Company, and the remaining 75% vesting in three equal annual installments on the second, third and fourth anniversaries of the grant date. If the established performance goals for fiscal year 2007 are not achieved, then the grant will be forfeited in its entirety.

11. The Original Agreement is and shall continue to be in full force and effect, except as amended by this Second Amendment, and except that all references in the Original Agreement to “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this Second Amendment.

12. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

13. This Second Amendment may be signed in counterpart originals, which collectively shall have the same legal effect all signatures had appeared on the same physical document. This Second Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

LIVE NATION WORLDWIDE, INC.

By:	/s/ Michael Rapino
Michael Rapino
President and Chief Executive Officer

/s/ Alan Ridgeway
Alan Ridgeway

[Signature Page to Second Amendment to Employment Agreement]